UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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LIBERTY OILFIELD SERVICES INC.

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Important Information

On September 8, 2020, Christopher A. Wright, Chief Executive Officer and Chairman of the Board of Directors of Liberty Oilfield Services Inc., a Delaware corporation (the “Company”), gave a live presentation to institutional investors of Barclays Investment Bank at the Barclays CEO Energy-Power Conference regarding the transactions contemplated by that certain Master Transaction Agreement, dated as of August 31, 2020, by and among Schlumberger Technology Corporation, a Texas corporation, Schlumberger Canada Limited, a corporation organized pursuant to the laws of the Province of Alberta, Liberty Oilfield Services New HoldCo LLC, Delaware limited liability company, LOS Canada Operations Inc., a British Columbia corporation, and the Company (collectively, the “Transaction”). A copy of the transcript of this presentation is filed herewith pursuant to Rule 14a-12.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to: the ability of the parties to consummate the Transaction in a timely manner or at all; satisfaction of the conditions precedent to consummation of the Transaction, including the ability to secure required regulatory approvals in a timely manner or at all, and approval by the Company’s stockholders; the possibility of litigation (including related to the Transaction itself); and other risks described in the Company’s SEC filings. The Company does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof.

Additional Information and Where to Find it

In connection with the Transaction, the Company will file a proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). In addition, the Company may also file other relevant documents with the SEC regarding the Transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at its website, www.libertyfrac.com, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to the Company, to the attention of the Investor Relations, 950 17th Street, Suite 2400 Denver, Colorado 80202.

Participants in the Solicitation

The Company and its respective directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s definitive proxy statement on Schedule 14A, which was filed with the SEC on March 10, 2020. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed with the SEC in connection with the proposed transaction when they become available.

08-Sep-2020

Liberty Oilfield Services, Inc. (LBRT)

Barclays CEO Energy-Power Conference

Total Pages: 1 3
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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

CORPORATE PARTICIPANTS

Christopher A. Wright

Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

MANAGEMENT DISCUSSION SECTION

Unverified Participant

Good afternoon and thank you for joining us today. Today, I’m very pleased to introduce Mr. Chris Wright, Chairman and CEO of Liberty Oilfield Services. Since going public in early 2018, Liberty quickly established itself as one of the premier precious public companies in North America. Mr. Wright has served as Chairman and CEO of Liberty Oilfield since its founding in 2011 and he also serves as Executive Chairman of Liberty Resources and Liberty Midstream Solutions.

He started – last week, Liberty grabbed the market’s attention with his deal to acquire Schlumberger’s OneStim business in return for equity interest in the company, vaulting Liberty to the number two position in terms of horsepower. Good timing on our part as we look forward to hearing Chris’s presentation today.

Thank you very much for joining us, Chris.

Christopher A. Wright

Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

[ph] Dave 00:00:49, thanks to you and the Barclay for having this. Everyone just rolling with whatever the world throws us.

Unverified Participant

Certainly. Certainly true.

Christopher A. Wright

Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Yeah. I’ve got a bunch of disclaimers here that I’m not going to read but I encourage that people do it as well. I will speak candidly but we need the necessary disclaimers. Let me just jump right out. I’m going to tell a little bit of a story about Liberty, all in the guise of this deal. We’re simply thrilled about with Schlumberger OneStim.

But we founded this company a little more than nine years ago. It was to do something different, to try to build a special business, a focused business that truly had a competitive advantage. And this ties to a few things. Number one, superior returns. If you don’t have good returns on capital, you’re not a business and you’re not long for this world. So, our history as entrepreneurs is about delivering returns on capital. I’ll talk more about that later.

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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

Technology, look at my background, I’m a career tech nerd and technology is a way that you can build advantages and do things better, faster, cheaper. Culture and principle, this is really the secret sauce of Liberty. It’s not just having great people. It’s the culture that binds those people together, how they work and trust each other, how you’re aligned with your customers, your suppliers and your team.

And ESG raising the bar. Look, we spend every dollar like it’s our own dollar. A lot of those dollars are our own dollars. But a lot of them are your dollars. We treat them all the same. We’re heavily involved with the communities we work in, all of the communities we work in. And environmental, I’m going to talk significant in this presentation and we’ve been all-in in that from the start as well.

So, wow. What did we just do? This combination with OneStim, we’re thrilled about. Number one, we’re thrilled about the technology and the passionate humans in this package that are joining us. But to look at it in sort of pro forma numbers, what would it have been in 2019? $5.2 billion in combined revenue over $650 million in combined EBITDA. We’d have been the third largest North American service company, not frac company, service company in North America. We would get 500 patents or patents pending or patents under license, 2.5 million of horsepower ready for service, no leverage, no leverage before the deal, no leverage after the deal. Getting into a Wireline business that we’re thrilled about because it’s the dance partner with frac and we’re adding very significant sand capacity in the Permian base.

And as you can see in the map on the right, a number of new basins. Liberty has been watching for a while and looking to get into the gas basins. We’re actually fracking in the Haynesville today. But this brings us a base in the Haynesville, a base in SCOOP/STACK, brings Canadian – Canada into the Liberty fold and the northeast with a toehold with Wireline. We’re thrilled to enter all of those basins.

I think everyone knows about the transaction but to hit it real quick. It’s an all-stock deal that made us a line from the start the principals wanted to do something that would create a differential business. At the end, we own – we own the same shares in the same company. Pro forma ownership I hit that. It’s accretive on all of the major metrics. We prove that with 2019 data. We obviously believe that going forward as well. Significant synergies from day one. More to be added later on. Structure is very similar to where we are today. We’re just growing the footprint a little bit and growing the size in each of the basins and growing the technology significantly. But the same management team that Liberty’s had since we started. The board remains nine members. Just now, two of those nine will be Schlumberger appointees and I think they’ll be strong members to our things as well. And obviously, this is subject to customary conditions, anti-trust approved by the government, shareholder vote from Liberty. We expect to close this deal in the fourth quarter, probably late in the fourth quarter.

Just a few metrics here. Liberty pre-pro forma in 2019, revenue growing by more than twofold. EBITDA growing by more than twofold. Market share, looking back in 2019, growing by more than twofold. Horsepower by twofold. More, actually, when you include the other horsepower. And again, getting us into perforating, mining, and new basins.

Quantifying a little bit here the accretion. Look, we have one job as management of Liberty and that’s to grow the value of every single individual share of Liberty stock. We’ve never wanted to be big for big sake. We want to grow the value of a share of Liberty stock, and we’ve always thought the way to do that isn’t necessarily scale for scale sake; it’s being better. Things that will make us better on what we do, we think grow value. But looking back, again, at these 2019 numbers, on a per share basis, you see significant accretion, more than 50% on all of these metrics.

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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

We think it’s a huge win for Schlumberger as well. This is one of those deals that really brings wins to both sides. And that’s how you make a great deal. Here’s a little Liberty history here. The red line is active Liberty frac fleets versus time. We start from the first quarter we were in business in Q1 2012. And we’re an interesting business in that the highest rig count environment we’ve ever operated in is when we drove up on location for the first pad we ever fracked. So, it isn’t like we did this to time a cycle. We did this to build something differential whatever happens with the cycle.

So, as you can see in this graph, Liberty’s active frac fleet counts or sort of our market penetration has grown throughout even holding flat in the last downturn. And then as that rig count plummeted and we got to the bottom of the 2016 downturn, we closed on the acquisition of Sanjel. We were a six frac fleet company, they were a nine frac fleet company. It was a little easier to do because most of those frac fleets were idle at the time. But since we had all of our capacity busy at the bottom of that downturn to keep some of that market share we added, we needed more capacity. The Sanjel deal brought us that and brought us tremendous returns which I’ll show going forward.

We did another acquisition we didn’t announce till recently two years after the Sanjel deal two years ago. And that was ST9. We look at a lot of little companies and big companies. We don’t do a lot of deals. But we’re trying to find ones that are special that really will add value to Liberty and not cause cultural disasters. ST9 was – basically a start-up company, a really awesome mechanical designers that new frac pumps and had a vision of frac pump technology. Thrilled to do that deal just as they were getting started and that the performance of it in the first two years has been tremendous, at or above all of our expectations.

And we’re thrilled again here and only really our third acquisition and second one of any scale at all with the – with the Schlumberger OneStim deal. We’re bringing together two franchises with a lot to be proud of and we think we’ll be better and stronger together.

Here’s a slide maybe a punch line of what Liberty has been like as a business. This is the cash return on capital invested. We’re not cherry-picking for some, you know, neat time period where we look good. This is from the day we began commercial operations to today, on a full year basis here. You could see the average of Liberty’s cash return on capital invested, 27% since we started the business. And as you saw in that previous graph, that’s in a declining business environment almost the whole time. And you can see we did the Sanjel deal on the bottom of that brutal 2016, and then things bounced back pretty quickly out of that downturn. We don’t expect that here. But with that quick bounce back, our greatest two year cash return on capital invested was the two years after doing that Sanjel deal. And you could see, our average [ph] ROCE 00:08:44 10% higher than the S&P 500 and well more than twice the OSX.

Here’s third party data. I love this from kimberlite, mainly – I don’t know them very well, but mainly because they call our customers up, all frac customers up across North America. Extensive surveys and questions directly to nearly 200 players in the space. The people who buy frac services and they rank us, you know, all sorts of categories. I show here the punch line plot. The X-axis or left or right for you non-nerds, left to right, on the right is the highest quality providers; towards the left is the lower quality providers. And then the up/down or Y-axis is sort of pricing. You know, if you’re higher up that axis, you’re getting a little bit of a premium in pricing, and if you’re further down you’re getting a little bit of a discount in pricing. So, you could see Liberty again for that – for – was ranked number one. And you could see Schlumberger OneStim on just customer perception and quality, number three of all the frac companies out there. And both of us in that quadrant you want to be in premium service providers getting a little bit of a pricing premium because we’re worth it, because we’re worth it.

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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

Also in the bottom right, I talk about when they surveyed customers where technology is a major part of their purchasing decision, how do they rank the various providers of the technology they bring to bear. Liberty was ranked number one in this category. Schlumberger OneStim ranked number three in this category. And number four and beyond distant behind. So, we love the idea of bringing together two really strong technical companies to make something even stronger.

Here’s technology, boy, and Dave, if we had time, I’d take 20 minutes on this slide alone. But I want to have time for Q&A. I want to talk about stuff. So, these are the major technology areas Liberty works on either for more efficient frac operations or even largest to help our customers make better wells like bottom left production and economics. Liberty’s huge database and our multi-variate analysis techniques, big data to figure out what levers are most efficient to pull to bring – make your wells better. But here we’ve broken it up by the major areas.

In red in the little sub-writing our technologies Liberty brings to this – to this transaction and then blue are all these awesome technologies Schlumberger OneStim brings. So, you can see it across every platform technologically where we focus. There’s additive technologies in this combination. We’re thrilled about that. I think it will be a huge win for our customers.

Next generation field operations and equipment, again a lot of detail here. Let me just start with the left side. Next generation frac equipment. Tier 4 dual fuel. Tier 4 diesel engines are phenomenal. They’re huge breakthroughs and they don’t get a lot of – they don’t get a lot of credit. Dual fuel is adding to that pollution control technology, the ability to burn gas – a high gas substitution rate. These are a huge part of the future.

digiFrac, an effort we’ve been working two years through our ST9 division on making a truly different electric frac pump – an electric frac pump power system. Schlumberger OneStim bring an all-electronic process control backside, already working in the field, running the hydration unit and a blender, a perfect marriage with our electric frac fleet technology.

And in the Quite Fleet technology, Liberty has been known for, for four years. Big deal, big deal. So, I could go through the same kind of synergies and proprietary control systems in equipment monitoring and in pump maintenance. I’ll come back to that in a little bit later.

I’m going a little bit with my New Jersey beginnings and not my Colorado upbringing in the speed at which I’m going to talk. But that’s to try to hit the highlights and lead time for our Q&A. The vertical integration. If we look at it frac fleet, we’ve always said from day one, we’d rather make twice as much out of each frac fleet that have twice as many frac fleets. Of course, in this deal, well we’re going to – we’re doing a little bit of both.

But to try to capture more margin and more profitability out of each frac fleet, we looked at what are the huge cost centers that are outsourced. Pump parts, pump maintenance is a huge cost center and it’s a source of downtime. So, the ST9 deal brought us into that space to more directly address it. With the Schlumberger OneStim deal, we’re bringing in the other major source of third party cost, sand. There has been a leader in sand logistics. Now, we’re going to strive to become a leader in sand mining. We’ll still buy third-party sand as well. This is just Permian but it will be a meaningful footprint for us.

And then when we look at efficiency that we’re known for, when we look at the minutes that we’re waiting in a day that we’re not actually pumping that subtract from our efficiency, the single greatest source of that is plug and perf wireline. So, we wanted to try to get wireline companies better. Now, we’re going into that business and we will work to take some of those six minutes of every frac stage of downtime, we get from waiting on wireline.

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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

Environment. Like I think Liberty has been known in this area but it’s – the last two or three years, this is a big buzz word, people are coming in and renaming products and trying to check boxes. That’s not what Liberty is all about. This has been part of our mission from the day we started the company. We entered the Bakken with a very different frac design that not only grew the productivity the amount of oil and gas recovered from each well by a sizable amount, it meant you could do it with less chemicals, a cleaner fashion, better wells, less land usage. Our second year in commercial operations, we built our first dual fuel frac fleet, very early mover on that to burn a cleaner and ultimately cheaper fuel source, natural gas.

We went to containerized sand very early on in our operations across our whole fleet to reduce dust, noise, and mitigate truck traffic issues. We built custom fluid systems in the last downturn. After a two-year effort, we rolled out our quiet fleet not only a huge win in Colorado here because 500 feet away, you can’t hear it. That’s the closest occupied structures from wells. But think of the people working on location. We have them remote in the Permian, in the Bakken now. Think of people working on a location. OSHA says you don’t even need you’re in prediction. We still use it but it’s just a massively better work environment. Our partnership with CAT spans engine monitoring, early partner with them on Tier 4 engines and early partner with them Tier 4 DGP testing, over two years ago.

Now there’s a lot of talk about frac fleets and next generation [indiscernible] 00:15:25 and all that. Now a lot of it is marketing buzz and not all straight shooting. So we’re all about numbers. So we spent several months and produced a 30-page white paper that’s available on our website. It quantifies the emissions under all different environmental conditions from next-gen – from the different kinds of next-generation frac fleets, next generation frac fleets. Tier 4 engines, Tier 4 dual fuel engines, electric frac fleets in our current incarnation We’ll update that with a coming incarnation of electric frac fleets. But we’re about numbers, not what sounds good but what is good. And Schlumberger OneStim is a huge step forward for us in technologies to do things smarter, cleaner, more efficient. And I think the last item on my timeline is digiFrac. We expect to have a commercial frac fleet of that running that we think will be quite unique sometime next year.

Culture, I hit that upfront but let me just say it again. This is the ultimate business advantage, the ultimate differential between businesses is culture. Our culture is highly competitive, high expectations. Treat people right, empower them to improve, empower them to love what they do. When you get low turnover, you get safe operations. And as you can see in that third-party data at the bottom of the graph, you get higher throughput. Liberty’s had data all along and that’s because of culture and embracement of technology and embracement of competitive spirit.

I’ve hit the assets I think relatively quickly so far. This is just a graphical. We have 1.25 million horsepower right now. We’re buying well over 3 million horsepower but a 1 million horsepower of which we’ll retire – permanently retire right away. And of the other 2.5 million horsepower, we’ll have half of that ready for service right away as the market and economic conditions dictate. And another half that we’ll use the substitute in as we Libertize the other fleets to use for spare parts, to reduce our capitalized maintenance, and ongoing maintenance.

And I mentioned the other things we get to with the Wireline business, the sand business, and 20 owned facilities, Schlumberger quality facilities. Thrilled about that. That also helps our operations, helps our employees.

Go forward plan and we’ll talk about this more in Q&A. We’ve announced the day one synergies We’ve announced the day one synergies. They’re very significant. There’s a lot of other efficiencies we’ll gain going forward, obviously, in supply chain. We don’t have much customer overlap at all. So, we’re looking forward to meeting a lot of different customers that have chosen Schlumberger as the right partner for them. We’ll obviously have reduced capital expenditures with additional equipment and some additional supply spare parts. We see significant revenue synergies as well.

6
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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

A little bit of historical data here, just to show the last three years of Liberty’s average EBITDA per frac fleet. Now, obviously, that swings with where we are in the cycle. And then market share. This is just market share on raw numbers, how much sand is pumped under the ground. I hear market share a lot [indiscernible] 00:18:25 owned horsepower. That to me has never been the right metric. If you’ve got a bunch of the old crappy horsepower parked on the fence, who cares. How much frac work are you actually doing? What’s the throughput you deliver? So, that’s what this data shows is what the two company’s pro forma. If we added them together, what’s that actual market share? 22% in 2018 and 2019. Little lower than 2017. Obviously, Liberty has been growing our market share.

If you think about the scale and what we believe will become a more investable company with Liberty. So, on the left is the revenues for North American service companies, or international service company’s North American revenues. Just all of the top service companies there. You can see the pro form company would have been number three. And on the right, the leverage. Liberty, no leverage, meaning roughly as much cash as we have total debt in the company, that continues after the transaction as well. So, we believe we’ll be a leader in the oilfield service base, not just the frac space, in capital, returns, and in invest ability of our franchise.

You know, and with – yeah, just a quick summary we started with. We did this deal for technology and for scale. We did it because it helps grow our vertical integration efforts and therefore grow our profitability of our operations. It brings some diversification. When we started Liberty, we focused in the oil basins. Because eight years ago, we thought the supply and demand looks better for oil than it did for gas. And, I think in retrospect, we were right about that. There’s been huge contraction in the frac activity in the gas basins since Liberty’s been in business.

Now, there’s expanding North American takeaway capacity and maybe that – maybe that activity is bottom down. I think it’s a good time to enter the gas basins. Value creation, we think this will be meaningfully accretive to our shareholders. It’s growth in an all-stock transaction, so we don’t increase leverage and gives us significant free cash flow potential going forward.

So, with that long-winded intro, [ph] Dave 00:20:27, I’ll turn it over to you and well look forward to welcoming any questions you might have.

7
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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

QUESTION AND ANSWER SECTION

Q

Oh, Chris, I’ve got 1 million questions. Nowhere we’re going to get through it all. Let’s just start with the – let’s start with something that which I think is a real big – very big level of importance for you, is on the culture. You have culture and principles. You made interesting comments to not cause cultural disasters when you talked about Sanjel. You know, Schlumberger has somewhat of a legendary culture in their mix. And I know that’s something you really focused on building your company over there. So, how do you kind of make sure they match? Like how do you ever kind of get comfort in that and what do you do going forward to ensure that the culture do match? And you are thinking the same thing and everybody as well [ph] on the book 00:21:14 in the same direction.

A

So, [ph] Dave 00:21:15, great starting question. It is indeed by far our biggest challenge in this integration and in any integration. Culture matters and it’s central. And yes, they’ve had relatively low turnover as well. So, they have their own culture, not no culture. They have their own culture and we have our culture. As a start, [ph] Dave 00:21:33, to show how Liberty rolls, this deal was signed Tuesday morning before markets opened.

We did our first town hall at Liberty’s DJ Basin later that afternoon. Half the executive team and a couple of our company leaders flew to Midland late Tuesday night and we did 1,200 mile road trip around Texas and Louisiana, visiting Liberty facilities, Schlumberger’s [indiscernible] 00:21:57 facilities. We met people out on location to talk just off of locations. We met in the hotel parking lots. We did Zoom meetings and we just went around, no planning together. We were totally separate companies now but we told how Liberty rolls, how we view people and culture and our business, and we took hours of Q&A to talk about that.

So yeah, it’s important that this deal, although we’re bringing together great assets from both sides. It’s not a merger. This is Liberty culture bringing in great assets, great technologies and some great humans into a different culture, just Schlumberger is a multinational hundred-year old actually awesome company, but they’re just very different from us. We’re laser focused, new – focused on one thing, frac and what enables frac.

So we’ll have challenges there but we’re going to try to address as many as we can before closing together. And we will bring people into Liberty that we believe are additive to Liberty culture and we’ll fit with it. And we’re going to learn things from one stand that they do better than us and we’re going to adopt those, and we’re going to deliver to them things that are better that we do. So but yeah, culture always will be a challenge in the oil field service history. There’s a lot of bad stories about deals that didn’t work for culture. We worked very hard in the Sanjel deal, a lot of pain and suffering there, too.

I would say relatively speaking, it went well. We were Liberty throughout all of that. We did some things not perfect and we’re learning from that here. But it is our big challenge and I think we communicated that to the OneStim and to the Liberty folks by road tripping. I’ll be road tripping next week as well as others of ours to go to the rest of OneStim facilities and Liberty facilities to them why we’re doing it, how it’s going work, and why our commitment to build the best damn frac company, period, is unwavering and it’s not changed.

8
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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

Q

You know, wondered if you guys doing a road trip, so looking forward to hearing about that. You [ph] told us 00:23:52 about technology and, you know, one of the interesting things about technology is, I think, about kind of your background, you know, with Pinnacle and the reservoir and the data analytics has always been very important. It’s been integral to kind of your model. Well, Schlumberger knows the reservoir pretty well as well. Obviously, from their history of wireline, is there sort of a combination to something like that thread through in terms of their reservoir knowledge or does that sort of stop with the assets?

A

Christopher A. Wright

Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

You know, [ph] Dave 00:24:18, I mean, look, with customer’s proprietary data will stay customer’s proprietary data. But that proprietary data, that’s for customers of Liberty going forward, obviously, were free, you know, with their approval, we’re free to use that and do that. Medidata, which is learnings from those broader things, we absolutely have that. And it is one of the things we’re excited about, [ph] Dave 00:24:39, that has been, I think, Liberty has been a leader in. And I would say, the other real leader in that place has been Schlumberger. So, here, again, we’re going to take the best of both their learnings and their data analytic approaches and ours, that will take some time to make that combined package even better and stronger. But we have a technology cooperation agreement going forward with Schlumberger. So, there are continued digital platforms, their continued technology development will continue to feed into Liberty, and our continued technology development will feed back into them as they’ll still be in the frac business and the international markets, smaller markets but they’ll still be a frac player in the international markets, and we expect to help them there with technology.

Q

That’s right. That makes a lot of sense. You know, you said a couple of times, you know, no leverage here. So, you have no leverage on your balance sheet or very minimal. You did this deal on all equity. Now, if you look back in the mid-90s and you kind of, post-1986, and post that crash, the successful oppose that crash. The successful companies that came out of that were the ones that are no leverage. Is that by design? Well, obviously, it’s by design. But I’m just curious what your thought process of why no leverage matters to you. Why does that make sense going forward? And just kind of tell what your philosophy in terms of thinking like – thinking through the balance sheet

A

Yeah. Exactly, so people have proposed various things to us through M&A or just changing our financing structure. And oh, geez, if you do...

Q

Yes.

A

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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

...this financing deal right now, you’ll be like 0.2 levered or 0.3. That’s trivial leverage.

Q

Yeah.

A

But the issue always is, as you know well, is things change. And you don’t — that’s not like it’s the housing market it’s slowly rolling over. In our industry, very quick, geopolitical events, economic events change markets quickly. You know, this – you know, we were still doing okay, although the market was tough. And then all of a sudden COVID hit and bam, you know, the floor falls out. So, yeah, for us, it’s very important in this business to have a balance sheet structure that leads you robust no matter what comes because you don’t know what’s going to come.

Q

Yeah. You need and you need to keep that flexibility. I want to talk about digiFrac. So, the ST9, yeah, you kept it under wraps, pretty good, didn’t know anything about that. We’ve obviously been hearing a lot about electric frac. You know, now, we’ve been looking at kind of different designs that’ll have a turbine going to a frac since like the door seam has a redesigned pump.

Talk about why yours is different. Why is this different? You’re going to get out there and say, it’s truly differentiated. Or just kind of maybe, you know, anything at all the super specifics. But I’d love to know kind of the conception what is different. And the big push like I’ve been getting about electric frac is who’s going to pay for it. Is there going to be a re-capital? That’s the big fear from investors when we start looking in this is, oh my gosh, there’s another recapitalization cycle around the quarter. That’s not going to happen, again, I hope. So, maybe just kind of talk about kind of the digiFrac and why is it different.

A

Yeah, fantastic. So, look, I’m an electrical engineer by background. We’ve been looking at electric frac fleets for seven or eight years, you know? Just if there’s a better way to do it, we’re all ears. But for us, it had to be just as reliable in the field. We can’t have slower operations or clumsier operations because it sounds good or we want to do this. That’s just not Liberty. We can’t have something that’s massively more expensive so the returns are worse. So our customers either have to pay more or we have to get much worse returns. And if we’re doing it for both the economics of running a cheaper fuel or natural gas but also for lower emissions, it’s got to actually deliver lower emissions.

And one of the amazing things is electric frac fleets in general to-date have not delivered that. They haven’t delivered on any of those three categories. So that’s why Liberty is banned, looker or follower, or investigating, developing our own technology but we always said we’d never bring out an electric frac fleets as it checks all of those boxes. So, yeah, I shouldn’t give too much details here but we have meaningfully different electric motor here with higher reliability, lower cost, more experience in the motors, getting rid of the hugely expensive and complex transmission or gearbox. That’s very good gearbox, I should say that’s common in electric frac fleets.

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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

And the other just kind of broader thing we’ve been coy about this, I’m pretty open about it now. The problem with electric frac fleets today is they run gas turbines. Gas turbines are an awesome invention that enabled the modern world in many ways. They’re awesome for a large scale, more base load electric power production and powering jet engines, but they’re not good when you shrink them down small and they’re not good when the load’s intermittent. You’re shutting down, you’re ramping up, you’re dropping the rate down. Then they become less efficient, higher emitting, just a wrong application of them.

So for us, it’s been how do we build the motors right, how do we have a simple system we can automate the control system and how can we generate these with better emission profile. And that’s going to reciprocating engines, which we know for a few years. We’ve been working on that behind the scenes. You’ll see utilities doing that now. If you’re going to firm power, meaning when the wind stops blowing or the sun goes down...

Q

Right.

A

...and you have to quickly change the power load, you don’t want to do that if it’s fast with turbines. You want to do that with reciprocating engines. So, any case long effort not out commercially. And your other thing, no, we’re not going to throw away all our frac fleets and spend hundreds of millions of dollars racking up debt building all new frac fleets. But in partnerships with customers that want to you know move forward, either they’ve got reliable gas supplies, they want lower emissions and they want these fleets, we’ll do long term partnership deals with that makes sense for them, that are good for them, and that are good for us.

Same thing with Tier 4 DGB. I think those are two digiFrac and Tier DGB. I think will both be meaningful players in next generation frac fleets. Which one will play a larger ,role we don’t even know yet. That’ll depend on field performance, it’ll be – spend on specifics. But what you will see over the next five years probably more bifurcation in frac. I think it will be slow and gradual as we saw in rigs. When you went to the high spec walk-in rigs, most rig companies disappeared and yet sort of four rig players that are dominant.

Over the next five years, you’ll probably see some of that in frac. I think – it’s a gradual transition the economics have to drive it. But you’ll probably – you know next generation frac fleets that are a small piece of the marketplace now. Five years from now, they could be the largest piece of the market and you’ll probably see a different makeup of the frac marketplace.

Q

Yeah. I mean I was actually thinking about the land drill. I mean, the land drillers is the one that came out of the 1990s right? And that was the overhang that lasted for so so long and end up having – they finally all came together. That was sort of my analogy for today is not the rigs that is the overhang it’s the pressure pumping but that’s really interesting...

A

Yeah.

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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

Q

...that maybe through technology and the different and the bifurcation of the equipment that’s how we could shake out. I wanted to ask you about the sand mining. You said – you made an interesting comment, you said, you’re now, you know, moving away from being a low cost sand provider to go in the sand mining. Talk about the risks in that business. I mean, that’s a business we’ve been following for quite some time. It’s been a tough, tough business. It just seems like it’s a slippery slope on the price, it keeps going down. We keep finding new sands, so why does this make sense for you now? You’re probably the only company I know out there who actually manages their sand supply as well as you do because you often talked about it as a critical component to making sure everything is running 24/7. Totally understand that. Makes perfect sense. So, how is this different? How does your strategy now changed when you’re now in the sand mining? And what are the risks that you had to be thinking about?

A

Well, so, look, we’ve been looking at going to sand mines for two or three years. And then just like the leverage, these are deals, oh my gosh, they’re incredibly low multiples. Well, that’s on the rearview mirror, and we never know what’s coming through the windshield. So, that’s why we held off. We didn’t do anything there because we were never confident on what’s coming. And now what’s coming – what’s come in frac sand, it arrived earlier in frac sand than in the frac market is the economics are so horrible that the good – that what those economics are doing now is shrinking supply, right? The frac market when the economics are this bad, three of the top 10 frac companies have gone bankrupt. So, when the economics are this bad, the supply part of the equation is the driver. That’s the same thing that’s happening in the sand business. So, yes, is there margin in selling sand today? No. But will there – it never be margin in selling sand? No, there’ll be margin in selling sand. But maybe not for a while, but the supply is shrinking right now. But it’s another just huge part of the value chain that, as you know, we run the logistics there. Now, we’ll figure out how to get even better at sand mining. It’s in the Permian; it’s in the Delaware; it’s a little bit of an option value, too. If the market supply contracts too fast and demand goes up, pricing and sand could move relatively quickly and that’s saying that’s coming soon, but we may see that in the next several quarters. And we’ll have an option against that. And we’ll be able to do creative deals with different producers and customers and companies, people that are direct sourcers of sand, some of those are going to move back.

I think some of those have realized, geez, companies like Liberty can actually handle logistics better than us. So some sell sourcers are actually pulling back to putting it in a company like Liberty. Some will still buy it but maybe from a Liberty mine it will run the logistics. So we don’t know exactly where the sand business will go but given our cost base is to come in it, we’re thrilled to be in it.

Q

And also, there’s no CapEx involved either, right? I mean, you can just turn this on and off at any given time, it’s de minimis amount of CapEx required?

A

These are fantastic mines built to Schlumberger’s standards, super modern, relatively new fabulous mines.

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Liberty Oilfield Services, Inc. (LBRT)
Barclays CEO Energy-Power Conference	08-Sep-2020

Unverified Participant

Interesting. Well, Chris, that’s all the time we have. I want to really thank you very much for your time today. Congratulations on the deal. It’s a fascinating deal. I call that an elegant solution for both parties here. So you’re right, I think it’s a win-win-win. I think the third one is probably for the overall market itself. I think this is kind of what people are really looking to see and want to see somebody like yourself come in here and do a smart deal like this. So congratulations on everything and best of luck on the integration.

Christopher A. Wright

Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

[ph] Dave 00:34:48, thanks so much. Thanks for your time in this space and for Barclays for throwing fabulous events and all the services you bring. Take care.

Unverified Participant

All right. We’ll – take it easy, Chris. Thank you,

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